Exhibit 10.20
iWatt, Inc. 101 Albright Way, Suite D Los Gatos, CA 95032 408.374.4200 www.iwatt.com

October 14, 2011

Scott Brown

1005 Camino Ramon

San Jose, CA 95125

Dear Scott,

We are pleased to offer you the position of Vice President of Marketing reporting directly to me. You will be working at the iWatt headquarters, soon to be located in Campbell, California.

iWatt is an exciting place to work and we are pleased that you will be part of the team. Our mission is to lead the revolution in power supply design with the industry’s first truly digital approach to power regulation and control. I am confident that iWatt will provide you with a rewarding and stimulating career.

Compensation

In this position, your base salary will be $225,000.00 per annum, paid semi-monthly at $9,375.00 per pay period, less applicable taxes and withholdings and in accordance with iWatt’s payroll policy. This is an exempt position and therefore not subject to the minimum wage and overtime provisions of the Federal Fair Labor Standards Act (FLSA).

Stock Options

In addition to your total compensation, subject to approval by the Board of Directors, you will be granted 1,500,000 stock options. These options will vest over a period of four years, with 25 percent of the total shares vesting one year after your employment start date, with the remaining shares vesting at the rate of one forty-eighth of the total shares each month thereafter until fully vested.

2012 Executive Bonus Program

You will be eligible to participate in the Company’s 2012 Executive Bonus Program with a target payout of 20% of your base annual salary, less applicable taxes and withholdings. This discretionary plan, established by the Board of Directors, rewards the achievement of specific corporate objectives and individual performance including revenue and profit attainment as well as Management by Objective (MBO) goals.

Should your employment involuntarily terminate without cause during the 12-month period following a Change of Control as defined in the stock option agreement, the vesting schedule set forth on the Notice of Stock Option Grant will accelerate automatically such that 100% of the then remaining unvested shares under this Option will become immediately vested and exercisable.

Scott Brown

As a condition to the Company’s obligation to provide the acceleration of vesting, you agree to execute and deliver to the Company a general release of claims in form and substance satisfactory to the Company and its counsel.

“Cause” for purposes of this Agreement shall mean termination of your employment following: (a) conviction of, or entry of a plea of guilty or nolo contendere in a court of competent jurisdiction with respect to, any crime which constitutes a felony in the jurisdiction involved (other than a felony traffic offense): (b) misappropriation of funds or commission of an act of fraud, whether prior or subsequent to the date hereof, upon the Company; (c) a willful breach by you of a provision of the Company’s policies, as set forth in the Company’s employee handbook, or other written document binding upon the Company’s employees generally; (d) material breach of your Confidentiality Agreement (as defined below); or (e) conduct, which in the good faith and reasonable determination of the Company, demonstrates unacceptable job performance or gross unfitness to serve. Physical or mental disability shall not constitute “Cause” hereunder.

“Change of Control” shall mean (a) a sale or disposition of all or substantially all of the assets of the Company; (b) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, own less than fifty percent (50%) of the Company’s voting power immediately after such consolidation, merger, or reorganization; or (c) any transaction or series of related transactions in which in excess of fifty percent (50%) of the Company’s voting power is transferred; provided that the foregoing shall not include (i) any consolidation or merger with a wholly owned subsidiary of the Company; (ii) any consolidation or merger effected exclusively to change the domicile of the Company or (iii) any transaction or series of transactions principally for bona fide financing purposes in which cash is received by the Company or indebtedness of the Company is cancelled or converted or a combination thereof.

Health & Welfare Benefits

Supplementing your total compensation package, iWatt also offers you health and welfare benefits including:

•	Medical, Dental, Vision and Life Insurance

•	401(k) Plan

•	Tuition Reimbursement

•	Paid Time Off

Scott Brown

A summary of these benefits is attached; details regarding these benefits will be provided to you by Human Resources.

Please note that all iWatt benefits, including all bonus and incentive programs, health and welfare plans, and policies and procedures are discretionary and may be changed and/or terminated at any time, with or without notice.

Your acceptance of this offer and commencement of employment with iWatt is contingent upon the execution and delivery of iWatt’s Confidential Information and Invention Assignment Agreement, a copy of which is enclosed for your review and execution, prior to or on your start date.

As required by law, your employment with the Company is contingent upon your providing appropriate documentation to verify your identify and eligibility to work in the United States.

Additionally, this offer of employment is contingent upon the successful verification of the information you provided to iWatt during your application process, as well as a general background and criminal check performed by iWatt to confirm your suitability for employment.

You understand and agree that by accepting this offer of employment, you represent to iWatt that your performance will not breach any other agreement to which you are a party and that you have not, and will not during the term of your employment with iWatt, enter into any oral or written agreement in conflict with any of the provisions of this letter or iWatt’s policies.

As an employee, you will be expected to adhere to iWatt’s standards of professionalism, loyalty, integrity, honesty, reliability and respect for all. iWatt is an equal opportunity employer. iWatt does not permit, and will not tolerate, the unlawful discrimination or harassment of any employees, consultants, or related third parties on the basis of sex, race, color, religion, age, national origin or ancestry, marital status, veteran status, mental or physical disability or medical condition, sexual orientation, pregnancy, childbirth or related medical condition, or any other status protected by applicable law. Any questions regarding this EEO statement should be directed to Human Resources.

Your employment with iWatt will be on an “at will” basis, meaning that either you or iWatt may terminate your employment at any time for any reason or no reason, without further obligation or liability. iWatt also reserves the right to modify or amend the terms of your employment at any time for any reason. This at-will employment policy is the entire agreement as to the duration of your employment and may only be modified in an express written agreement signed by myself.

The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written. This letter will be governed by the laws of California, without regard to its conflict of laws provisions.

Scott Brown

If this letter accurately reflects your understanding of this employment relationship, please sign below to indicate your acceptance, and return it to me no later than October 21, 2011. In addition, please call me to let me know you’ve accepted the position, so we can arrange your start date and new employee orientation.

I look forward to welcoming you on board the iWatt team!

Best regards,

/s/ Ronald Edgerto

Ronald Edgerto

CEO, iWatt

Acceptance. I hereby accept iWatt’s offer of employment, and I agree to the terms and conditions of employment set forth in this letter.

/s/ Scott Brown	10/16/2011
Scott Brown	Date

10/31/11
Start Date